UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2005

Alico, Inc.

Florida                             0-261                         59-0906081
(State of other jurisdiction                 (Commission                     (IRS Employer
of incorporation)                         File Number)                 Identification No.)

P.O. Box 338, La Belle, FL             33975

(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. other events.

Incorporated by reference is a press release issued by the Registrant on March 3, 2005, attached as Exhibit 99.1, announcing plant deliveries by Alico's newly acquired subsidiary.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing Plant World plant deliveries dated March 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC .

Date: March 3, 2005

By:   /s/ John R. Alexander
       John R. Alexander
       Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

Alico Inc.’s Recent Acquisition, Plant World, Delivers Over
62 Million Plants in Latest Six Months of Operation

LaBelle, Fla., March 3, 2005-- Alico, Inc., (NASDAQ: ALCO) one of the South’s best known agribusiness companies operating in Central and Southwest Florida, and with approximately 141,000 acres in real estate holdings, announced today that its recent acquisition of Plant World has already exceeded management’s expectations by delivering more than 62 million plants for wholesale distribution to commercial farms in Florida.

In September 2004, Alico, Inc., through its wholly-owned subsidiary, Alico/Agri, Ltd., acquired a greenhouse operation near Labelle, Florida, known as Plant World. The business, established by a local family in the mid-70’s, today is a major supplier for commercial farming operations in Florida and also sells plants throughout the Southeastern United States. Production consists primarily of vegetable transplants such as tomatoes, bell pepper and watermelon. Annual sales volume typically ranges between 80 and 120 million plants per year.
"When we took over and renovated this operation we were confident that Alico’s management and agricultural skills would increase business efficiencies. We are extremely pleased with the current production at this facility, and expect continued production gains ahead," Alico CEO John Alexander said today.

About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.